Exhibit 10.13

March 20, 2003

Nassau Ltd.
2304 Oberlin St.
Palo Alto, CA 94306

Attention: Mr. Blake Stafford

Dear Blake,

Re: Blue Mountain Project, Humboldt Co., Nevada

Further to our recent discussions regarding the Blue Mountain Project, located in Section 14, T36N, R34E, and your subsequent discussion with David De Witt, we would like to set out the terms and conditions which would form the basis of an agreement between wwbroadcast.net ("Optionee") and Nassau Ltd. ("Optionor").

It is our intention that if we are able to agree on terms as detailed in this Letter Agreement, then a mere formal agreement ("Formal Agreement") will be prepared incorporating the terms of this Letter Agreement as well as such other terms as we may agree to, including standard terms which normally are part of a more indepth mining/option agreement.

The terms which we have been discussing in regards to the Blue Mountain Project are as follows:

The Optionor will grant the Optionee the right to acquire a 100% undivided interest in the Blue Mountain Project ("Option"), subject to a retained net smelter royalty ("NSR") on gold of 2% reserved to the Optionor ("Royalty") on the following terms and conditions:

1. The Option is exercisable over a six (6) year period and, in order to maintain the Option in good standing, the Optionee will issue shares and make cash payments to the Optionor, as follows:

(a) the issuance of 50,000 common shares in the Optionee upon the TXS Verture Exchange ("TSX") approving ("Approval Date") the Blue Mouatain Project as a "qualifying property" (as defined with the rules and policies of the TSX);

(b) the issuance of an additional 50,000 common shares in the Optinee on or before one year following the Approval Date;

(c) two years following the Approval Data a payment in the amount of $20,000;

(d) three years following the Approval Date a payment in the amount of $30,000;

(e) four years following the Approval Date a payment in the amount of $40,000;

(f) five years following the Approval Date a payment in the amount of $100,000; and

(g) six years following the Approval Date a payment in the amount of $1,300,000 ("Final Payment").

2. Upon the Optionee making the Final Payment tot he Optionor then the Optionee will own 100% of the Blue Mountain Project subject only to the Royalty and the Optionee will have the right to buy down the Royalty to a 1% NSR by paying the Optionor the sum of $1,500,000 at any time prior to completion of the first year of production.

3. The parties acknowledge that nay shares issued to the Optionor will be subject to any applicable regulatory restrictions, including hold periods and resale restrictions, and the certificates representing such shares will be required to have the appropriate restrictive legend affixed thereto.

4. Upon the execution of this Letter Agreement in respect to the Blue Mountain Project the Optionor will forthwith deliver to the Optionee copies or originals of all reports, data and information which the Optionor has access to on the Blue Mountain Project.

5. All references to currency and cash payment sto be made are to US$ unless otherwise stated.

6. This is an option only and nothing herein obligates the Optionee to maintain the Option in good standing or to continue to issued any shares or to make any payments hereunder to the Optionor and the Optionee may terminate the Option at anytime without further obligation to the Optionor PROVIDED HOWEVER if the Optionee terminates the Option after July 1 in any year then the Optionee will pay to the Optionor that amount which is equal to the assessment fees owing in respect to the claims comprising the Blue Mountain Project for that year in which the Option is terminated.

7. The Optionor reprsents and warrants to the Optionee that, to the Optionor's knowledge, the claims comprising the Blue Mountain Project are in good standing and are free and clear of all liens, charges and encumbrances and that the Optionor has full power and authority to grant the Option.

8. The parties agree that they will execute all documents and do all acts and things as may be necessary ro desirable within their respective powers to carry out and give full effect to the true intent and purpose of this Letter Agreement.

9. This Letter Agreement will be governed and construed in accordance with the laws of Nevada.

10. Any notice, direction or other instrument given under this Letter Agreement will be in writing and given by delivery of same or by mailing the same by prepaid registered or certified mail or by sending the same by fax or toher similar form of communication and in each case addressed to the intended recipient at the following address:

Optionee:

33174 Bergen Mountain
Evergreen, Colorado 80439
Fax: (303) 679-0938
E-mail: cwhering@attglobal.net
Attention: Carl Hering, Director

Optionor:

Nassau Ltd.
2304 Oberlin Street
Palo Alto, California 94306
Fax: (650) 938-5200
E-mail: bstafford@fenwick.com
Attention: Blake Stafford

11. This Letter Agreement may be executed in one or more counterparts and by fax, each of which will be deemed to be an original and all of which taken together will constitute one and the same instrument.

We confirm that the purpose of this Letter Agreement is to create legally binding obligations between us, and this Letter Agreement will govern the relationship between us until such time as we have prepared and incorporated these terms and conditions in the Formal Agreement as contemplated herein.

If the above terms and conditions are acceptable to you pleas indicate your agreement by executing this Letter Agreement in the space provided below and returning one duly executed copy to us for our records.

wwbroadcast.net inc.

/s/ Carl Hering, Director

AGREED AND ACCEPTED this 20th day of March, 2003.

NASSAU LTD.

/s/ Blake Stafford
Blake Stafford